Filed Pursuant to Rule 424(b)(5)
Registration No. 333-172310

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 10, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 28, 2011)

                Shares

CHESAPEAKE LODGING TRUST

    % Series A Cumulative Redeemable Preferred Shares

(Liquidation Preference $25 Per Share)

We are offering                  of our     % Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share, which we refer to as our Series A Preferred Shares. This is our original issuance of Series A Preferred Shares, and we have no other preferred shares outstanding.

Dividends on the Series A Preferred Shares will be payable quarterly in arrears on or about the 15th day of January, April, July, and October of each year. The dividend rate is     % per annum of the $25.00 liquidation preference, which is equivalent to $         per share. The first dividend on the Series A Preferred Shares sold in this offering will be paid on October 15, 2012 and will be in the amount of $         per share.

Generally, we may not redeem the Series A Preferred Shares until                     , 2017. On and after                     , 2017, we may, at our option, redeem the Series A Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. In addition, upon the occurrence of a Change of Control (as defined herein), as a result of which neither our common shares of beneficial interest, par value $0.01 per share, nor the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such common securities) are listed on the New York Stock Exchange, or NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series A Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the Series A Preferred Shares, the holders of Series A Preferred Shares will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a Change of Control by the holders of Series A Preferred Shares.

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right (subject to our right to redeem the Series A Preferred Shares in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined herein)) to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control Conversion Date into a number of our common shares per Series A Preferred Share to be converted equal to the lesser of the following, subject, in each case, to provisions for the receipt of alternative consideration as described herein:

•

(A) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share dividend payment and prior to the corresponding Series A Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined herein); and

•	(B) , or the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

We intend to file an application to list the Series A Preferred Shares on the NYSE under the symbol “CHSPPrA.” If the application is approved, we expect trading to commence within 30 days after the initial delivery of the Series A Preferred Shares. Our common shares are traded on the NYSE under the symbol “CHSP.”

The Series A Preferred Shares are subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes. See “Description of Our Series A Preferred Shares— Restrictions on Ownership and Transfer” in this prospectus supplement and “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” in the accompanying prospectus. In addition, except under limited circumstances as described in this prospectus supplement, holders of our Series A Preferred Shares generally will not have any voting rights.

Investing in our Series A Preferred Shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement, and the risks set forth under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters the option to purchase up to                 additional Series A Preferred Shares on the same terms and conditions set forth above within 30 days of the date of this prospectus supplement.

The underwriters expect to deliver the Series A Preferred Shares on or about July     , 2012.

Joint Book-Running Managers

Wells Fargo Securities	J.P. Morgan	RBC Capital Markets

Co-Managers

Baird	Deutsche Bank Securities

Prospectus Supplement dated July     , 2012

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

References in this prospectus supplement to “Chesapeake,” “we,” “us,” “our” or “the Trust” are to Chesapeake Lodging Trust and its subsidiaries, including Chesapeake Lodging, L.P., which we refer to as our “operating partnership.” The term “you” refers to a prospective investor.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Trust’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012, as well as other sections included or incorporated by reference into this prospectus supplement, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	our ability to qualify and maintain qualification as a REIT;

•	general volatility of the capital markets and the market price of our securities;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	actions and initiatives of the U.S. government, changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	changes in our industry and the markets in which we operate, interest rates or the general U.S. or international economy;

•	economic trends and economic recoveries; and

•	the degree and nature of our competition.

The forward-looking statements made in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, especially the “Risk Factors” section in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012, before making an investment decision.

Overview

We are a self-advised REIT focused on investments in primarily upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. We believe industry dynamics since our inception have created and will continue to create attractive opportunities to acquire high-quality hotels, at prices below replacement costs, with attractive yields on investment and significant upside potential. We were organized in June 2009, completed our initial public offering, or IPO, in January 2010 and have since acquired or committed to acquire the following 13 hotels:

Hotel	Location	Rooms	Acquisition Date
Hyatt Regency Boston	Boston, MA	502	March 18, 2010
Hilton Checkers Los Angeles	Los Angeles, CA	188	June 1, 2010
Courtyard Anaheim at Disneyland Resort	Anaheim, CA	153	July 30, 2010
Boston Marriott Newton	Newton, MA	430	July 30, 2010
Le Meridien San Francisco	San Francisco, CA	360	December 15, 2010
Homewood Suites Seattle Convention Center	Seattle, WA	195	May 2, 2011
W Chicago — City Center	Chicago, IL	368	May 10, 2011
Hotel Indigo San Diego Gaslamp Quarter	San Diego, CA	210	June 17, 2011
Courtyard Washington Capitol Hill/Navy Yard	Washington, DC	204	June 30, 2011
Hotel Adagio	San Francisco, CA	171	July 8, 2011
Denver Marriott City Center	Denver, CO	613	October 3, 2011
Holiday Inn New York City Midtown — 31st Street	New York, NY	122	December 22, 2011
Hyatt Place New York Midtown South	New York, NY	185	Under contract

		3,701

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., our operating partnership. In order for us to qualify as a REIT, neither the Trust nor the operating partnership can operate hotels directly. Therefore, the operating partnership leases its hotels to a wholly owned taxable REIT subsidiary, or TRS, that, in turn, engages hotel management companies to operate our hotels pursuant to management agreements.

Corporate Information

Our corporate office is located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Our telephone number is (410) 972-4140. We maintain an Internet site, www.chesapeakelodgingtrust.com, which contains additional information concerning us. Information on our Internet site is neither part of nor incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

The following is a summary of recent developments in our financial condition and business.

Acquisition Activity

On January 31, 2012, we announced that we had entered into a definitive agreement to acquire the 185-room Hyatt Place New York Midtown South located in New York, New York for a purchase price of $76.2 million. The hotel is currently under development and closing on the proposed acquisition is expected to occur following the completion of the hotel by the seller, anticipated in the third quarter of 2012, and satisfaction of customary closing conditions. In conjunction with signing the definitive agreement, we agreed to loan the seller $6.5 million, the proceeds of which will be used toward completing construction of the hotel. The loan bears interest at 6.0% per annum and is secured by a second mortgage lien on the hotel. The loan matures at the earlier of the closing on the hotel acquisition or December 31, 2012, but may be extended under certain circumstances as set forth in the loan agreement.

Potential Future Acquisitions

In addition to the hotel we have under contract, we have identified and are in various stages of reviewing and negotiating a number of additional potential hotel acquisition opportunities, and we expect to be able to deploy or commit the net proceeds of the offering within the next 90-120 days. We cannot assure you that we will be able to acquire any of the hotels we are currently evaluating. Any acquisition would require us to negotiate and execute a mutually acceptable definitive and binding purchase and sale agreement with the seller of a property, which we expect will contain a number of conditions to closing the acquisitions, including:

•	our ability to negotiate and execute new management agreements and franchise agreements, or assume the existing agreements, for the properties;

•	our completion of satisfactory due diligence with respect to the properties; and

•	satisfaction of customary closing conditions including, where applicable, lender approval of our assumption of existing debt secured by the hotel.

Ongoing Renovations and Return-On-Investment Projects

We continue to proactively asset manage our current hotel portfolio and invest in select return-on-investment projects to generate strong internal growth. The ongoing renovation and repositioning at our Hotel Adagio in San Francisco is expected to be completed in the third quarter of 2012 and involves a full redesign of guestrooms, lobby, lounge, restaurant and meeting space. Also, the addition of 35 rooms to the top two vacant floors of our W Chicago — City Center is expected to be completed in the fourth quarter of 2012.

We are also in the process of, and plan to complete in the near future, capital projects at certain other properties, including the following:

•	Hyatt Regency Boston: Addition of four guest rooms and renovation of lobby, lobby lounge, presidential suite and meeting space, expected to be completed in the third quarter of 2012.

•	Le Meridien San Francisco: Lobby repositioning, including expanded bar operation, expected to be completed in the fourth quarter of 2012.

•	Denver Marriott City Center: Restaurant, lobby lounge and meeting space renovation, and addition of 5,000 square feet of meeting space, expected to be completed in the fourth quarter of 2012.

•

Hilton Checkers Los Angeles:     Presidential suite renovation, relocation of fitness center, creation of premiere penthouse suite and addition of three guest rooms, expected to be completed in the fourth quarter of 2012.

•	Hotel Indigo Gaslamp Quarter San Diego: Creation of a rooftop bar, expected to be completed in the third quarter of 2012.

•	Holiday Inn New York City Midtown — 31st Street: Creation of a rooftop bar, expected to be completed in the fourth quarter of 2012.

Financing Activity

On July 3, 2012, we entered into a loan agreement with an affiliate of Wells Fargo Securities, LLC, an underwriter for this offering, for a $60 million loan, of which (1) $25 million was advanced by the lender upon the closing on the loan on July 3, 2012 and is secured by the Holiday Inn New York City Midtown — 31st Street and (2) $35 million will be advanced by the lender upon the closing on our acquisition of the Hyatt Place New York Midtown South and satisfaction of customary closing conditions. Following that subsequent closing, the entire $60.0 million principal amount of the loan will be secured by both hotels. The $60 million loan has a term of two years commencing upon the initial closing on the loan, subject to three one-year extensions that may be exercised subject to certain customary conditions, and bears interest equal to LIBOR plus 3.25%. In connection with the initial closing on the loan, we entered into an interest rate swap to effectively fix the interest rate on the initial $25 million advance for the original two-year term at 3.75% per annum. We also expect to enter into an interest rate swap to fix the interest rate on the subsequent $35 million advance over the remaining term of the loan. In connection with the initial closing on the loan, we paid the lender customary closing fees and used $20 million of the net proceeds to repay indebtedness outstanding under our revolving credit facility and the remainder for general corporate purposes. We expect to use the net proceeds from the subsequent closing on the loan to fund a portion of the purchase price payable in connection with our acquisition of the Hyatt Place New York Midtown South, although there can be no assurances as to whether or when the subsequent closing will occur.

In addition, we have received a commitment from a lender for a $70 million loan to be secured by the Denver Marriott City Center. Under the terms of the commitment letter, the loan will have a term of 30 years but will be callable by the lender after 10 years, and we expect the lender to call the loan promptly at 10 years. Under the terms of the commitment letter, the loan will carry a fixed interest rate of 4.90% per annum, with principal and interest payments calculated based on a 30-year amortization. Closing on the loan is expected to occur within the next 30 days. We expect to use the net proceeds to repay any indebtedness under our revolving credit facility that may be outstanding at the time of the loan closing. Any remaining net proceeds will be used for future hotel acquisitions or general corporate purposes. Upon closing of the loan, the Denver Marriott City Center will be removed from the collateral pool securing our revolving credit facility, which will reduce the maximum borrowing capacity under that facility to $165 million, assuming that all of the other hotels currently in the collateral pool remain in the collateral pool and that no other hotels are added to it. There can be no assurance that we will close this loan on the terms or timing described above, or at all.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Shares, see “Description of Our Series A Preferred Shares” in this prospectus supplement and “Description of Shares of Beneficial Interest — Description of Preferred Shares of Beneficial Interest” in the accompanying prospectus.

References in this prospectus supplement to: (i) our “junior equity securities” mean our common shares of beneficial interest, par value $0.01 per share, or our “common shares”, and any equity securities we may authorize or issue in the future that rank junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up; (ii) our “parity equity securities” mean any equity securities we may authorize or issue in the future that by their terms rank on a par with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up; and (iii) our “senior equity securities” mean any equity securities we may authorize or issue in the future that by their terms rank senior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The term “equity securities” does not include any convertible debt securities we may authorize or issue in the future.

Issuer	Chesapeake Lodging Trust

Securities Offered	Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share ( shares if the underwriters exercise their over-allotment option in full). We reserve the right to reopen this series and issue additional Series A Preferred Shares either through public or private sales at any time.

Dividends	Holders of Series A Preferred Shares will be entitled to receive cumulative cash dividends on the Series A Preferred Shares at the rate of % per annum of the $25.00 per share liquidation preference, which is equivalent to $ per annum per share. Dividends on the Series A Preferred Shares will be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year (or, if not a business day, the next business day). The first dividend on the Series A Preferred Shares sold in this offering will be paid on , 2012 and will be in the amount of $ per share.

No Maturity	The Series A Preferred Shares have no maturity date. We are not required to redeem the Series A Preferred Shares, and we are not required to set aside funds to redeem the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem them or, under circumstances where the holders of Series A Preferred Shares have a conversion right, such holders decide to convert their shares into our common shares.

Optional Redemption

We may not redeem the Series A Preferred Shares prior to                     , 2017, except as described below under “— Special Optional Redemption” and in limited circumstances relating to our continuing qualification as a REIT, as described below under “— Restrictions on Ownership and Transfer.” On and after                      , 2017, we may, at our option, redeem the Series A Preferred Shares, in whole, at any time, or in part, from time to time, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

Special Optional Redemption	In the event of a Change of Control (as defined below), we may, at our option, exercise our special optional redemption right to redeem the Series A Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we provide or have provided notice of our election to redeem some or all of the Series A Preferred Shares (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of Series A Preferred Shares will not be permitted to exercise the conversion right described below in respect of their shares called for redemption.

A “Change of Control” is when, after the original issuance of the Series A Preferred Shares, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such common securities) listed on the NYSE, the NYSE Amex or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights

Except to the extent that we have elected to exercise our optional redemption right or our special optional redemption right by providing a notice of redemption prior to the Change of Control Conversion Date, upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control Conversion Date into a number of our common shares per Series A Preferred Share to be converted equal to the lesser of the following, subject, in each case, to provisions for the receipt of alternative consideration upon conversion as described herein:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share dividend payment and prior to the corresponding Series A Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and

•	(the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

If, prior to the Change of Control Conversion Date, we have provided a redemption notice with respect to some or all of the Series A Preferred Shares, holders of any Series A Preferred Shares that we have called for redemption will not be permitted to exercise their Change of Control Conversion Right in respect of any of their Series A Preferred Shares that have been called for redemption, and any Series A Preferred Shares subsequently called for redemption that have been tendered for conversion will be redeemed on the applicable date of redemption instead of converted on the Change of Control Conversion Date.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Share Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of Our Series A Preferred Shares — Conversion Rights.”

Except as provided above in connection with a Change of Control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property.

Liquidation Preference	In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference in cash or property, at fair market value as determined by our Board of Trustees, of $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of the payment. Holders of Series A Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares and any other junior equity securities.

Ranking

The Series A Preferred Shares rank, with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up: (i) senior to our common shares and our other junior equity securities, if any; (ii) pari passu with our parity equity securities, if any; and (iii) junior to all of our existing and future indebtedness and our senior equity securities, if any.

Voting Rights	Holders of Series A Preferred Shares generally will have no voting rights. However, if we do not pay dividends on the Series A Preferred Shares for six quarterly periods, whether or not consecutive, the holders of Series A Preferred Shares (voting as a single class with the holders of our parity equity securities, if any, having similar voting rights) will be entitled to vote for the election of two additional trustees to serve on our Board of Trustees until we pay all dividends that we owe on the Series A Preferred Shares. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class) is required for us to authorize, create or increase the number of any class or series of senior equity securities or to amend our declaration of trust (including the articles supplementary designating the Series A Preferred Shares) in a manner that materially and adversely affects the rights of the holders of Series A Preferred Shares.

Among other things, we may, without any vote of the holders of Series A Preferred Shares, issue additional Series A Preferred Shares or authorize and issue additional classes or series of parity equity securities.

Information Rights	During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any Series A Preferred Shares are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Listing	We intend to file an application to list the Series A Preferred Shares on the NYSE under the symbol “CHSPPrA.” If the application is approved, we expect trading to commence within 30 days after the initial delivery of the Series A Preferred Shares.

Restrictions on Ownership and Transfer	To assist us in maintaining our qualification as a REIT, our declaration of trust provides no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of any class or series of our outstanding common shares or preferred shares, including Series A Preferred Shares. These provisions may limit the ability of the holders of Series A Preferred Shares to convert their Series A Preferred Shares into our common shares. Our Board of Trustees may, in its sole discretion, exempt a person from the 9.8% ownership limit under certain circumstances. For more information, see “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” on page 14 of the accompanying prospectus.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and other estimated offering expenses payable by us. We intend to contribute the net proceeds of this offering to our operating partnership in exchange for Series A Preferred Units. Our operating partnership intends to use the net proceeds to repay debt outstanding on our revolving credit facility and other general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	As described in “Use of Proceeds,” we expect to contribute the net proceeds from this offering to our operating partnership, which will use the net proceeds to repay debt outstanding on our revolving credit facility. Affiliates of some of the underwriters of this offering are lenders under our revolving credit facility and will receive a pro rata portion of the net proceeds used to repay debt outstanding on our revolving credit facility. See “Underwriting (Conflicts of Interest).”

Risk Factors	See “Risk Factors” on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012 and incorporated by reference into this prospectus supplement, for other information you should consider before buying our Series A Preferred Shares.

Tax Consequences	The U.S. federal income tax consequences of owning and disposing of the Series A Preferred Shares are summarized in “Additional U.S. Federal Income Tax Considerations” on page S-27 of this prospectus supplement, which disclosure supplements the discussion of tax matters in our Current Report on Form 8-K filed with the SEC on March 1, 2012.

Settlement Date	The Series A Preferred Shares will be delivered through the facilities of The Depository Trust Company (“DTC”) on or about July , 2012.

RISK FACTORS

Investing in our Series A Preferred Shares will provide you with an equity ownership in the Trust. As one of our shareholders, you will be subject to risks inherent in our business. The trading price of our Series A Preferred Shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement, before deciding to invest in our Series A Preferred Shares.

Risks Relating to this Offering

Our Series A Preferred Shares are subordinate to our debt, and your interests could be diluted by the issuance of additional preferred shares, including additional Series A Preferred Shares, and by other transactions.

The Series A Preferred Shares are equity interests in the Trust and do not constitute indebtedness. As a result, our Series A Preferred Shares are subordinate to all of our existing and future debt. As described below, our existing debt restricts, and our future debt may include restrictions on, our ability to pay dividends to preferred shareholders. Our declaration of trust currently authorizes the issuance of up to 100,000,000 preferred shares in one or more series. The issuance of additional preferred shares on parity with or senior to our Series A Preferred Shares would dilute the interests of the holders of our Series A Preferred Shares, and any issuance of preferred shares senior to our Series A Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series A Preferred Shares. Other than the conversion right afforded to holders of Series A Preferred Shares that may be exercised in connection with a change of control as described under “Description of the Series A Preferred Shares — Conversion Rights” below, the provisions relating to our Series A Preferred Shares do not afford the holders of our Series A Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of our Series A Preferred Shares, so long as the rights of the holders of our Series A Preferred Shares are not materially and adversely affected.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Shares.

If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Shares and may result in dilution to owners of the Series A Preferred Shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Series A Preferred Shares will bear the risk of our future offerings reducing the market price of the Series A Preferred Shares and diluting the value of their shareholdings in us.

We have significant outstanding indebtedness that exposes us to the risk of default under our debt obligations, which could adversely impact our ability to meet our obligations under our Series A Preferred Shares.

As of March 31, 2012, we had approximately $417.2 million of outstanding consolidated indebtedness. We may incur additional debt for various purposes, including, without limitation, to fund future acquisitions, development activities and operational needs. Our outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have significant adverse consequences and make it more difficult for us to satisfy our obligations with respect to our Series A Preferred Shares, including paying quarterly dividends.

Our outstanding debt obligations restrict our ability to pay dividends on our Series A Preferred Shares.

We and our subsidiaries, including our operating partnership, are, and may in the future become, parties to agreements and instruments, which, among other things, restrict or prevent the payment of dividends on our classes and series of shares. For example, under the terms of our revolving credit facility, we are required to comply with various financial covenants, including that we maintain a maximum leverage ratio of less than or equal to 60% (55% during any extension period) of total assets (as defined in the credit agreement governing our revolving credit facility); a fixed charge coverage ratio (adjusted EBITDA divided by fixed charges) equal to or greater than 1.50 to 1.00; a minimum tangible net worth of at least $458.7 million plus 85% of the net cash proceeds from subsequent offerings of equity securities; and aggregate operating property values for all of the hotels securing the facility of not less than $250 million. Our revolving credit facility also requires us to comply with various negative covenants, including limits on our ability to make certain restricted payments such as dividend payments and share repurchases. Our inability to meet the various financial and operating covenants contained in our debt instruments, including those discussed above, could result in us being limited in the amount of dividends we would be permitted to pay on our Series A Preferred Shares.

As a holder of Series A Preferred Shares, you will have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Shares will be limited. Our common shares are the only class of our securities that carry full voting rights. Voting rights for holders of Series A Preferred Shares will exist primarily with respect to the ability to elect, together with holders of our parity equity securities having similar voting rights, if any, two additional trustees to our Board of Trustees in the event that six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares are in arrears, and with respect to voting on amendments to our declaration of trust or articles supplementary relating to the Series A Preferred Shares that materially and adversely affect the rights of the holders of Series A Preferred Shares or create additional classes or series of senior equity securities. See “Description of Our Series A Preferred Shares — Voting Rights” in this prospectus supplement. Other than the limited circumstances described in this prospectus supplement, holders of Series A Preferred Shares will not have voting rights.

Our Series A Preferred Shares may not have an active trading market, and the trading price of our Series A Preferred Shares may fluctuate significantly.

The Series A Preferred Shares are a new issue of securities with no established trading market. We intend to file an application to list the Series A Preferred Shares on the NYSE, but there can be no assurance that the NYSE will approve the Series A Preferred Shares for listing.

Even if the NYSE approves the Series A Preferred Shares for listing, there is no guarantee the Series A Preferred Shares will remain listed on the NYSE or any other nationally recognized exchange. If the Series A Preferred Shares are delisted from the NYSE or another nationally recognized exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Series A Preferred Shares;

•	reduced liquidity with respect to the Series A Preferred Shares;

•

a determination that the Series A Preferred Shares are a “penny stock,” which will require brokers trading in the Series A Preferred Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Series A Preferred Shares; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Moreover, even if the NYSE approves the Series A Preferred Shares for listing, an active trading market on the NYSE for the Series A Preferred Shares may not develop or, if it does develop, may not last, in which case the market price of the Series A Preferred Shares could be materially and adversely affected.

We have been advised by the underwriters that they intend to make a market in the Series A Preferred Shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series A Preferred Shares have not been rated.

We have not sought to obtain a rating for the Series A Preferred Shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Shares. In addition, we may elect in the future to obtain a rating of the Series A Preferred Shares, which could adversely impact the market price of the Series A Preferred Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Shares.

You may not be permitted to exercise conversion rights upon a change of control. If exercisable, the change of control conversion feature of the Series A Preferred Shares may not adequately compensate you, and the change of control conversion and redemption features of the Series A Preferred Shares may make it more difficult for a party to take over the Trust or discourage a party from taking over the Trust.

Upon the occurrence of a Change of Control, as a result of which neither our common shares nor the common securities of the acquiring or surviving entity (or ADRs representing such common securities) are listed on the NYSE, the NYSE Amex or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ, holders of Series A Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, we provide or have provided notice of our election to redeem the Series A Preferred Shares) to convert some or all of their Series A Preferred Shares into our common shares (or equivalent value of alternative consideration). Notwithstanding that we generally may not redeem the Series A Preferred Shares prior to                     , 2017, we have a special optional redemption right to redeem the Series A Preferred Shares in the event of a Change of Control, and holders of Series A Preferred Shares will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. See “Description of Our Series A Preferred Shares — Conversion Rights” and “Description of Our Series A Preferred Shares — Redemption.” Upon such a conversion, the holders will be limited to a maximum number of our common shares equal to the Share Cap multiplied by the number of Series A Preferred Shares converted. If the Common Share Price (as defined in “Description of Our Series A Preferred Shares — Conversion Rights”) is less than $         (which is approximately     % of the per-share closing sale price of our common shares on July     , 2012), subject to adjustment, each holder will receive a maximum of                  of our common shares per Series A Preferred Share, which may result in a holder receiving value that is less than the liquidation preference of a Series A Preferred Share. In addition, those features of the Series A Preferred Shares may have the effect of inhibiting a third party from making an acquisition proposal for the Trust or of delaying, deferring or preventing a change of control of the Trust under circumstances that otherwise could provide the holders of our common shares and Series A Preferred Shares with the opportunity to realize a premium over the then-current market price or that shareholders may otherwise believe is in their best interests.

Market interest rates may have an effect on the value of the Series A Preferred Shares.

One of the factors that will influence the price of the Series A Preferred Shares will be the dividend yield on the Series A Preferred Shares (i.e., the coupon of the Series A Preferred Shares as a percentage of the price of the Series A Preferred Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Shares to expect a higher yield from their investments, which could cause the market price of the Series A Preferred Shares to decrease.

USE OF PROCEEDS

We estimate the net proceeds we will receive from this offering will be approximately $         million ($         million in the event that the underwriters exercise in full their option to purchase additional Series A Preferred Shares), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to contribute to our operating partnership the net proceeds from this offering in exchange for     % Series A Cumulative Redeemable Preferred Units of partnership interest in our operating partnership, or Series A Preferred Units, that will have rights as to distributions and upon liquidation, dissolution or winding up that are substantially similar to those of the Series A Preferred Shares. Our operating partnership intends to use the net proceeds from this offering to repay debt outstanding on our revolving credit facility and for other general corporate purposes, including, without limitation, the acquisition of properties.

As of March 31, 2012, we had $155.0 million outstanding under our revolving credit facility. After giving effect to draws on our revolving credit facility since March 31, 2012 and the repayment of indebtedness outstanding under the facility made on July 3, 2012, as described above under “Prospectus Supplement Summary — Recent Developments — Financing Activity,” we had approximately $138.0 million outstanding under the facility. Our revolving credit facility matures on October 14, 2014, allowing for a one-year extension subject to certain conditions. Amounts borrowed under our revolving credit facility bear interest at a rate of LIBOR plus 2.75% — 3.75%, with the spread over LIBOR based on our consolidated leverage ratio. As of July 6, 2012, the interest rate on our borrowings under our revolving credit facility was 3.50%.

Affiliates of certain of the underwriters, including Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Deutsche Bank Securities Inc., are lenders under our revolving credit facility. As described above, we intend to use the net proceeds to repay borrowings outstanding under our revolving credit facility. As such, these affiliates will receive their proportionate share of any amount of our revolving credit facility that is repaid with the net proceeds of this offering. In addition, on July 3, 2012, we entered into a loan agreement with an affiliate of Wells Fargo Securities, LLC, an underwriter for this offering, for a $60 million loan. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the period shown:

	For the three months ended March 31, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010
Ratio of earnings to combined fixed charges and preferred shares	(1)	1.7	(2)

(1)	Earnings did not cover fixed charges and preferred share dividends by $2,392,000.

(2)	Earnings did not cover fixed charges and preferred share dividends by $1,257,000.

Our ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. For this purpose, “earnings” consist of pre-tax income (loss) before fixed charges, and “fixed charges” consist of interest expense, amortization of deferred financing fees, and a portion of rental expense representing interest. For the periods presented, we had no outstanding preferred shares, and therefore, there were no preferred share dividends included in the calculations of ratios of earnings to fixed charges and preferred share dividends for these periods.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2012 (i) on an actual basis, (ii) on a pro forma basis, adjusted to reflect the initial $25.0 million advance we received under our $60.0 million term loan with an affiliate of Wells Fargo Securities, LLC, an underwriter of this offering, and the application of the net proceeds from this advance, as described under “Prospectus Supplement Summary — Recent Developments — Financing Activity” in this prospectus supplement, and (iii) on a pro forma, as adjusted, basis, to reflect the offering of our Series A Preferred Shares, after deducting the underwriting discount and our estimated offering expenses, and the application of the net proceeds as described in “Use of Proceeds” in this prospectus supplement. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our audited financial statements and related notes for the year ended December 31, 2011 included therein, and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and the unaudited financial statements and related notes for the quarter ended March 31, 2012 included therein.

	Historical	Pro forma		Pro forma as adjusted
As of March 31, 2012	(Unaudited, in thousands)
Cash and cash equivalents	$14,100	$17,920	(1)	(1)

Long-term debt	417,190	422,190	(2)	(2)

Shareholders’ equity:
Preferred shares, $.01 par value; 100,000,000 shares authorized; no shares (historical and pro forma) and shares (pro forma, as adjusted) issued and outstanding, respectively	—	—		(3)
Common shares, $.01 par value; 400,000,000 shares authorized; 32,126,725 shares issued and outstanding	321	321		321
Additional paid-in capital	544,022	544,022		(4)
Cumulative dividends in excess of net income	(30,788)	(30,788)		(30,788)
Accumulated other comprehensive loss	(1,242)	(1,242)		(1,242)

Total shareholders’ equity	512,313	512,313

Total capitalization	$929,503	$934,503

(1) Historical balance as of March 31, 2012	$14,100

Proceeds from initial advance under $60.0 million loan, net of repayment of borrowing under the revolving credit facility and deferred financing costs	3,820

Pro forma balance as of March 31, 2012	$17,920

Estimated net proceeds from this offering after repayment of borrowing under the revolving credit facility

Pro forma as adjusted balance as of March 31, 2012

(2) Historical balance as of March 31, 2012	$417,190

Proceeds from initial advance under $60.0 million loan	25,000

Repayment of borrowing under the revolving credit facility from proceeds from initial advance under $60.0 million loan	(20,000)

Pro forma balance as of March 31, 2012	$422,190

Repayment of borrowing under the revolving credit facility from the estimated net proceeds from this offering

Pro forma as adjusted balance as of March 31, 2012

(3) Historical balance as of March 31, 2012	$—

Issuance of preferred shares related to this offering

Pro forma as adjusted balance as of March 31, 2012

(4) Historical balance as of March 31, 2012	$544,022

Issuance of preferred shares related to this offering

Pro forma as adjusted balance as of March 31, 2012

DESCRIPTION OF OUR SERIES A PREFERRED SHARES

The description of terms and provisions of our Series A Preferred Shares contained in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our declaration of trust, including the articles supplementary setting forth the terms of the Series A Preferred Shares, our bylaws and Maryland law.

For purposes of this section, references to “we,” “our” and “the Trust” refer only to Chesapeake Lodging Trust and not to any of its subsidiaries.

General

We currently are authorized to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share, in one or more classes or series. Each class or series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our Board of Trustees may determine by adoption of applicable articles supplementary to our declaration of trust. Our Board of Trustees may, without notice to or the consent of holders of Series A Preferred Shares, authorize the issuance and sale of additional Series A Preferred Shares and authorize and issue additional shares of any class or series of parity equity securities from time to time.

We currently have no preferred shares issued or outstanding. Prior to completion of this offering, our Board of Trustees will adopt articles supplementary designating the terms of the Series A Preferred Shares, and we will file the articles supplementary with the SEC. We expect that the articles supplementary will initially authorize Series A Preferred Shares.

We intend to file an application to list the Series A Preferred Shares on the NYSE under the symbol “CHSPPrA.” If the application is approved, we expect trading to commence within 30 days after the initial delivery of the Series A Preferred Shares.

The transfer agent, registrar and dividend disbursement agent for the Series A Preferred Shares will be American Stock Transfer & Trust Company, LLC.

Ranking

The Series A Preferred Shares will rank senior to our common shares and any class or series of our junior equity securities, pari passu with any class or series of our parity equity securities and junior to any class or series of our senior equity securities. Any authorization or issuance of senior equity securities would require the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares (voting together as a single class with all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable). Any convertible or exchangeable debt securities that we may issue will not be considered to be equity securities for these purposes. The Series A Preferred Shares will rank junior in right of payment to all of our existing and future indebtedness.

Dividends

Subject to the preferential rights of holders of any class or series of our senior equity securities, holders of Series A Preferred Shares will be entitled to receive, when, as and if authorized by our Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of     % per annum of the $25.00 per share liquidation preference, equivalent to $         per annum per Series A Preferred Share. Dividends on the Series A Preferred Shares will accrue and be cumulative from, and including, the original date of issuance of any Series A Preferred Shares and will be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. The first dividend on the Series A Preferred Shares sold in this offering will be paid on October 15, 2012 and will be in the amount of $                 per share. Dividends payable on the Series A Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the last business day of the calendar quarter prior to the applicable dividend payment date, or such other date as designated by our Board of Trustees for the payment of dividends that is not more than 90 days nor fewer than 10 days prior to the dividend payment date.

Our Board of Trustees will not authorize, and we will not pay, any dividends on the Series A Preferred Shares or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our shares. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series A Preferred Shares. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series A Preferred Shares.

Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends, whether or not dividends are authorized and whether or not the restrictions referred to above exist. Accrued but unpaid dividends on the Series A Preferred Shares will not bear interest, and the holders of Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on Series A Preferred Shares, including any capital gain dividends, will be credited to the previously accrued and unpaid dividends on the Series A Preferred Shares. We will credit any dividend made on the Series A Preferred Shares first to the earliest accrued and unpaid dividend due.

We will not declare or pay any dividends, or set aside any funds for the payment of dividends, on our common shares or our other junior or parity equity securities, if any, or redeem or otherwise acquire our common shares or our other junior or parity equity securities, if any, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series A Preferred Shares for all past dividend periods, except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our junior equity securities or pursuant to an exchange offer made on the same terms to all holders of Series A Preferred Shares and all parity equity securities. This restriction will not limit our redemption or other acquisition of our common shares made for purposes of and in compliance with any incentive, benefit or share purchase plan of ours or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our declaration of trust in order to preserve our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series A Preferred Shares and our parity equity securities, if any, the amount which we have declared will be allocated pro rata to the Series A Preferred Shares and our parity equity securities, if any, so that the amount declared per share is proportionate to the accrued and unpaid dividends on those shares.

In determining whether a distribution (other than upon voluntary or involuntary dissolution), by dividend, redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed to satisfy the preferential rights upon dissolution of the holders of Series A Preferred Shares if we were to be dissolved at the time of the distribution will not be added to our total liabilities.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Series A Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference in cash or property, at fair market value as determined by our Board of Trustees, of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of the payment. Holders of Series A Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares and our other junior equity securities, if any. The rights of holders of Series A Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of our existing and future indebtedness and our senior equity securities, if any. Written notice will be given to each holder of Series A Preferred Shares of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our assets, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series A Preferred Shares and our parity equity securities, then we will distribute our assets to the holders of Series A Preferred Shares and our parity equity securities, ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

Optional Redemption

We may not redeem the Series A Preferred Shares prior to                     , 2017, except as described below under “—Special Optional Redemption” and “— Restrictions on Ownership and Transfer.” On and after                     , 2017, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series A Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.

If we elect to redeem any or all of the Series A Preferred Shares, we will mail notice of the redemption to each holder of record of Series A Preferred Shares at the address shown on our share transfer books. In addition, we will issue a press release regarding the redemption for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post the redemption notice on our website, within one business day after mailing the redemption notice to the holders of record of our Series A Preferred Shares. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series A Preferred Shares to be redeemed;

•	the place or places where the certificates, if any, representing the Series A Preferred Shares to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment; and

•	that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series A Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series A Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series A Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose in our sole discretion.

If we elect to redeem any of the Series A Preferred Shares in connection with a Change of Control (as defined below under “— Special Optional Redemption”) and we intend for such redemption to occur prior to the applicable Change of Control Conversion Date (as defined below under “— Conversion Rights”), our redemption notice will also state that the holders of Series A Preferred Shares to which the notice relates will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of

Control and each Series A Preferred Share tendered for conversion that is selected for redemption prior to the Change of Control Conversion Date will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.

The holders of Series A Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series A Preferred Shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above and in connection with a redemption pursuant to our special optional redemption, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares to be redeemed.

The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, the Series A Preferred Shares will be subject to the restrictions on ownership and transfer in Article VII of our declaration of trust, as described under “— Restrictions on Ownership and Transfer” below and in “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” in the accompanying prospectus.

Subject to applicable law and the terms of our outstanding indebtedness, we may purchase Series A Preferred Shares in the open market, by tender or by private agreement. Any Series A Preferred Shares that we reacquire will return to the status of authorized but unissued shares.

Special Optional Redemption

In the event of a Change of Control, we may, at our option, redeem the Series A Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we provide or have provided notice of our election to redeem some or all of the Series A Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Shares will not be permitted to exercise the conversion right described below under “— Conversion Rights” in respect of their shares called for redemption.

If we elect to redeem any or all of the Series A Preferred Shares, we will mail notice of the redemption to each holder of record of Series A Preferred Shares at the address shown on our share transfer books no fewer than 30 days nor more than 60 days before the redemption date. In addition, we will issue a press release regarding the redemption for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post the redemption notice on our website, within one business day after mailing the redemption notice to the holders of record of our Series A Preferred Shares. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series A Preferred Shares to be redeemed;

•	the place or places where the certificates, if any, evidencing the Series A Preferred Shares to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment;

•

that the Series A Preferred Shares are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of Series A Preferred Shares to which the notice relates will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of Control and each Series A Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series A Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series A Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series A Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.

The holders of Series A Preferred Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series A Preferred Shares between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares to be redeemed.

A “Change of Control” is when, after the original issuance of the Series A Preferred Shares, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right (subject to our right to redeem the Series A Preferred Shares in whole or in part, as described under “—Redemption,” prior to the Change of Control Conversion Date) to convert some or all of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of our common shares per share of Series A Preferred Shares (the “Common Share Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share dividend payment and prior to the corresponding Series A Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and

•	common shares (the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of our common shares), subdivisions or combinations (in each case, a “Share Split”) with respect to our common shares. The adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, (a) the numerator of which is the number of our common shares outstanding after giving effect to such Share Split and (b) the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed                 shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”), or                 shares if the underwriters’ over-allotment option is exercised in full. The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and for additional issuances of Series A Preferred Shares in subsequent offerings, if any.

In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Shares will receive upon conversion of such Series A Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series A Preferred Shares will receive will be the form and proportion of the aggregate consideration elected by the holders of our common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional common shares upon the conversion of the Series A Preferred Shares. Instead, we will pay the cash value of such fractional shares based on the Common Share Price.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of record of Series A Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Share Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we provide or have provided notice of our election to redeem all or any portion of the Series A Preferred Shares, holders will not be able to convert Series A Preferred Shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Shares.

To exercise the Change of Control Conversion Right, a holder of Series A Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series A Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number or percentage of Series A Preferred Shares to be converted; and

•	that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of the Series A Preferred Shares.

The “Change of Control Conversion Date” is the date the Series A Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Shares.

The “Common Share Price” will be: (i) the amount of cash consideration per common share, if the consideration to be received in the Change of Control by the holders of our common shares is solely cash; and (ii) the average of the closing prices for our common shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common shares is other than solely cash.

Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn Series A Preferred Shares;

•	if certificated Series A Preferred Shares have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and

•	the number of Series A Preferred Shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we provide or have provided notice of our election to redeem such Series A Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. Holders of Series A Preferred Shares will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Accordingly, if we have provided a redemption notice with respect to some of all of the Series A Preferred Shares, holders of any Series A Preferred Shares that we have called for redemption will not be permitted to exercise their Change of Control Conversion right in respect of any of their shares that have been called for redemption, and such Series A Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date. In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Shares into our common shares. Notwithstanding any other provision of the Series A Preferred Shares, no holder of Series A Preferred Shares will be entitled to convert such Series A Preferred Shares into our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in our declaration of trust and the articles supplementary setting forth the terms of the Series A Preferred Shares, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer,” below.

These Change of Control conversion and redemption features may make it more difficult for a party to take over the Trust or discourage a party from taking over the Trust. See “Risk Factors — You may not be permitted to exercise conversion rights upon a change of control. If exercisable, the change of control conversion feature of the Series A Preferred Shares may not adequately compensate you, and the change of control conversion and redemption features of the Series A Preferred Shares may make it more difficult for a party to take over the Trust or discourage a party from taking over the Trust.”

Except as provided above in connection with a Change of Control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of Series A Preferred Shares generally will have no voting rights, except as set forth below.

Whenever dividends on the Series A Preferred Shares are in arrears for six quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of trustees then constituting our Board of Trustees will be increased by two and holders of Series A Preferred Shares (voting together as a single class with the holders of any other parity equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees to serve on our Board of Trustees (the “Preferred Share Trustees”) at an annual meeting of shareholders or a properly called special meeting of the holders of our Series A Preferred Shares and any other parity equity securities upon which like voting rights have been conferred and are exercisable, and thereafter at each subsequent annual meeting of shareholders until all dividends accumulated on the Series A Preferred Shares for the past dividend periods and the then-current dividend period have been paid or declared and set aside for payment in full. The Preferred Share Trustees will be elected by a plurality of the votes cast by the holders of the Series A Preferred Shares (voting together as a single class with all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable) in the election to serve until our next annual meeting of shareholders and until their successors are duly elected and qualified or until such trustees’ right to hold the office terminates as described below, whichever occurs earlier.

If and when all accumulated dividends in arrears for all past dividend periods and dividends for the then-current dividend period on the Series A Preferred Shares shall have been paid in full or a sum sufficient for the payment is set aside, the holders of Series A Preferred Shares will immediately be divested of the voting rights described above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends in arrears and the dividends for the then-current dividend period have been paid in full or set aside for payment in full on all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected will immediately terminate. Any Preferred Share Trustee may be removed at any time, but only for cause (as defined in our declaration of trust), by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding Series A Preferred Shares when they have the voting rights described above (voting together as a single class with all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office or, if none remains in office, by a vote of the holders of record of the outstanding Series A Preferred Shares when they have the voting rights described above (voting together as a single class with all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees will each be entitled to one vote per trustee on any matter.

So long as any Series A Preferred Shares remain outstanding, we will not:

•

authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding Series A Preferred Shares and all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class), provided if any of the foregoing materially and adversely affects the rights, preferences, privileges or voting power of the Series A Preferred Shares disproportionately relative to other parity equity securities, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class) also will be required; or

•

amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary with respect to the Series A Preferred Shares), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as Series A Preferred Shares remain outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Shares receive shares with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Shares, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series A Preferred Shares. In addition, any increase in the amount of authorized Series A Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares.

In any matter in which the holders of Series A Preferred Shares are entitled to vote separately as a single class, each Series A Preferred Share will be entitled to one vote. If the holders of Series A Preferred Shares and any other class or series of our parity equity securities are entitled to vote together as a single class on any matter, the Series A Preferred Shares and the shares of the other class or series of our parity equity securities will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any Series A Preferred Shares are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

For information regarding restrictions on ownership and transfer of the Series A Preferred Shares, see “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” contained in the accompanying prospectus.

The articles supplementary for the Series A Preferred Shares will provide that the ownership limitation described in “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” applies to ownership of Series A Preferred Shares as a separate class pursuant to Article VII of our declaration of trust, under which Series A Preferred Shares owned by a shareholder in excess of the ownership limit will be transferred to a charitable trust and may be purchased by us under certain circumstances. Our Board of Trustees may, in its sole discretion, exempt a person from the ownership limit, as described under “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” in the accompanying prospectus.

Ownership limits also apply to our common shares. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” in the accompanying prospectus. Notwithstanding any other provision of the Series A Preferred Shares, no holder of Series A Preferred Shares will be entitled to convert any Series A Preferred Shares into our common shares to the extent that receipt of our common shares would cause such holder or any other person to exceed the ownership limits contained in our declaration of trust.

Preemptive Rights

No holders of Series A Preferred Shares shall, as the holders, have any preemptive rights to purchase or subscribe for our common shares or any other security of the Trust.

Book-Entry Procedures

DTC will act as securities depositary for the Series A Preferred Shares. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co (or such other nominee as may be requested by an authorized representative of DTC). Any such certificates will represent the total aggregate number of Series A Preferred Shares. We will deposit any such certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series A Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series A Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Series A Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Shares on DTC’s records. You, as the actual owner of the Series A Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our declaration of trust, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series A Preferred Shares will be sent to DTC. If less than all of the Series A Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Series A Preferred Shares in accordance with its established procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series A Preferred Shares unless authorized by a Direct Participant in accordance with DTC’s established procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series A Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends and distributions on the Series A Preferred Shares will be made directly to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings shown on DTC’s records. Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Shares. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not obtained, we will issue the Series A Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion under the heading “Material U.S. Federal Income Tax Considerations” incorporated by reference herein from our Current Report on Form 8-K filed with the SEC on March 1, 2012, which we refer to as our “March 1 Form 8-K.”

U.S. federal income taxation of Chesapeake Lodging Trust

The law firm of Hogan Lovells US LLP has acted as our tax counsel in connection with the offering and will render an opinion to the effect that our organization and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ended December 31, 2010 and thereafter. The opinion of Hogan Lovells US LLP will be based on various assumptions relating to our organization and operation, will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells US LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in the opinion of Hogan Lovells US LLP. Hogan Lovells US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed in the March 1 Form 8-K, which could require us to pay an excise or penalty tax (which could be significant in amount) in order for us to maintain our REIT qualification.

Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” that are described in March 1 Form 8-K. These requirements apply to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our common shares and the Series A Preferred Shares being offered. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will satisfy these requirements.

The following is a summary of certain additional federal income tax considerations with respect to the ownership of our Series A Preferred Shares.

The U.S. federal income tax treatment of holders of our Series A Preferred Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of our Series A Preferred Shares will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our Series A Preferred Shares.

Taxation of taxable U.S. shareholders

Redemptions of Our Series A Preferred Shares.

Whenever we redeem any Series A Preferred Shares, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our Series A Preferred Shares to a holder of such Series A Preferred Shares can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our Series A Preferred Shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such shares upon the redemption and such holder’s adjusted tax basis in the Series A Preferred Shares redeemed (provided the Series A Preferred Shares are held as a capital asset) if such redemption (i) is “not essentially equivalent to a dividend” with respect to the holder of the Series A Preferred Shares under Section 302(b)(1) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code, or (iii) results in a “complete termination” of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code. In applying these tests, there must be taken into account not only any series or class of the preferred shares being redeemed, but also such holder’s ownership of other classes of our shares and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our Series A Preferred Shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the holder of Series A Preferred Shares owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of Series A Preferred Shares from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of our Series A Preferred Shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a holder of Series A Preferred Shares will be “substantially disproportionate” if the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately following the redemption of the Series A Preferred Shares (treating Series A Preferred Shares redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately before the redemption, and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of the Trust. Because the Trust’s Series A Preferred Shares are nonvoting shares, a shareholder would have to reduce such holder’s holdings (if any) in our classes of voting shares to satisfy this test.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our Series A Preferred Shares will be treated as a distribution on our shares as described under “Taxation of taxable U.S. shareholders — Distributions generally” and “Taxation of non-U.S. shareholders — Distributions generally” in the March 1 Form 8-K. If the redemption of a holder’s Series A Preferred Shares is taxed as a dividend, the adjusted basis of such holder’s redeemed Series A Preferred Shares will be transferred to any other shares held by the holder. If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a redemption of our Series A Preferred Shares that is treated as a distribution with respect to our shares, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the Series A Preferred Shares to the remaining shares held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our Series A Preferred Shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized.

Conversion of Our Series A Preferred Shares into Common Shares.

Except as provided below, a U.S. shareholder generally will not recognize gain or loss upon the conversion of our Series A Preferred Shares into our common shares. Except as provided below, a U.S. shareholder’s basis and holding period in the common shares received upon conversion generally will be the same as those of the converted Series A Preferred Shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). Any common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series A Preferred Shares will be treated as a distribution on our shares as described under “Taxation of taxable U.S. shareholders — Distributions generally” in the March 1 Form 8-K. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the Series A Preferred Shares for more than one year. See “Taxation of taxable U.S. shareholders — Dispositions of our common shares” in the March 1 Form 8-K. U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of Series A Preferred Shares for cash or other property.

Taxation of non-U.S. shareholders

Conversion of our Series A Preferred Shares into Common Shares.

Except as provided below, a non-U.S. shareholder generally will not recognize gain or loss upon the conversion of our Series A Preferred Shares into our common shares, provided our Series A Preferred Shares do not constitute a U.S. real property interest (“USRPI”). Even if our Series A Preferred Shares do constitute a USRPI, provided our common shares also constitute a USRPI, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of our Series A Preferred Shares into our common shares provided certain reporting requirements are satisfied. Except as provided below, a non-U.S. shareholder’s basis and holding period in the common shares received upon conversion will be the same as those of the converted Series A Preferred Shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). Any common shares received in a conversion that are attributable to accumulated and unpaid dividends on the converted Series A Preferred Shares will be treated as a distribution on our shares as described under “Taxation of non-U.S. shareholders — Ordinary income dividends” in the March 1 Form 8-K. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share as described under “Taxation of non-U.S. shareholders — Dispositions of our common shares” in the March 1 Form 8-K. Non-U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of Series A Preferred Shares for cash or other property.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement with Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of Series A Preferred Shares set forth opposite its name in the table below.

Underwriter	Number of Shares
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Robert W. Baird & Co. Incorporated
Deutsche Bank Securities Inc.

Total

Under the terms of the underwriting agreement, the underwriters are committed, severally and not jointly, to purchase all of these Series A Preferred Shares if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify severally the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriting agreement provides that the underwriters’ obligations to purchase the Series A Preferred Shares depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us and our operating partnership to the underwriters are true, that there is no material adverse change in the financial markets and that we deliver to the underwriters customary closing documents.

We expect that delivery of the Series A Preferred Shares will be made against payment thereof on or about                     , 2012, which will be the fifth business day following the pricing of the Series A Preferred Shares (such settlement cycle being herein referred to as “T + 5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series A Preferred Shares on the date of pricing or the next business day will be required, by virtue of the fact that the Series A Preferred Shares initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of our Series A Preferred Shares who wish to trade the Series A Preferred Shares on the date of pricing of the Series A Preferred Shares or the next business day should consult their own advisor.

Commissions and Discounts

The underwriters propose to offer our Series A Preferred Shares directly to the public at $         per share and to certain dealers at such price less a concession not in excess of $         per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $         per share to other dealers. If all of the Series A Preferred Shares are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms. The offering of the Series A Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series A Preferred Shares.

Total
	Per Share		Without Option		With Option
Public Offering Price		$		$		$
Underwriting discount
Proceeds to us (before expenses)	$		$		$

We estimate that the total expenses related to this offering payable by us, excluding the underwriting discount, will be approximately $        .

Over-Allotment Option

We have granted the underwriters an option to purchase up to                 additional Series A Preferred Shares at the public offering price less the underwriting discount and less an amount per share equal to any dividends per share of Series A Preferred Shares payable by us on our Series A Preferred Shares that are not payable by us on these option shares. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Series A Preferred Shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, grant any option to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, any of our Series A Preferred Shares or any preferred shares ranking on par with or senior to the Series A Preferred Shares or any options or warrants to acquire Series A Preferred Shares or securities exchangeable or exercisable for or convertible into Series A Preferred Shares or preferred shares ranking on par with or senior to the Series A Preferred Shares; (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Series A Preferred Shares or such parity or senior preferred shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Series A Preferred Shares, such parity or senior preferred shares, in cash or otherwise; or (iii) announce the offering of, or file or cause to be filed any registration statement under the Securities Act with respect to, the Series A Preferred Shares or any preferred shares ranking on par with or senior to the Series A Preferred Shares or any options or warrants to acquire Series A Preferred Shares or securities exchangeable or exercisable for or convertible into Series A Preferred Shares or preferred shares ranking on par with or senior to the Series A Preferred Shares for a period of 30 days after the date of this prospectus supplement without the prior written consent of the representatives.

New York Stock Exchange Listing

The Series A Preferred Shares are a new issue of securities with no established trading market. We intend to file an application to list our Series A Preferred Shares on the NYSE under the symbol “CHSPPrA.” If this application is approved, trading of our Series A Preferred Shares on the NYSE is expected to begin within 30 days following initial delivery of our Series A Preferred Shares. The underwriters have advised us that they intend to make a market in our Series A Preferred Shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the shares, however, and may cease market making activities, if commenced, at any time.

Price Stabilization and Short Positions

Until the distribution of Series A Preferred Shares is completed, the SEC rules may limit the underwriters and selling group members from bidding for and purchasing our Series A Preferred Shares. However, the underwriters may engage in transactions that stabilize the price of the Series A Preferred Shares, such as bids or purchases of shares in the open market while the offering is in progress to peg, fix, or maintain that price. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Series A Preferred Shares from us in the offering. The underwriters may reduce that short position by purchasing Series A Preferred Shares in the open market and by exercising all or part of the over-allotment option described above. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional Series A Preferred Shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Series A Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of the Series A Preferred Shares. Any of these activities may have the effect of preventing or retarding a decline in the market price of our Series A Preferred Shares. They may also cause the price of our Series A Preferred Shares to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement and accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Notice to Prospective Investors in the United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series A Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Trust; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series A Preferred Shares in, from or otherwise involving the United Kingdom.

This prospectus supplement and accompanying prospectus is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Series A Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Conflicts of Interest

We expect to use the net proceeds from this offering to repay debt outstanding on our revolving credit facility. Affiliates of certain of the underwriters, including Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Deutsche Bank Securities Inc., are lenders under our revolving credit facility and may receive their pro rata portion of amounts repaid from the net proceeds of this offering. The affiliate of Wells Fargo Securities, LLC is the administrative agent, the affiliate of J.P. Morgan Securities LLC is the syndication agent and the affiliate of Deutsche Bank Securities Inc. is the documentation agent for the revolving credit facility. Because affiliates of some or all of the underwriters are lenders under our revolving credit facility, it is possible that more than 5% of the net proceeds of this offering may be received by the underwriters or their affiliates.

In addition, on July 3, 2012, we entered into a loan agreement with an affiliate of Wells Fargo Securities, LLC, an underwriter for this offering, for a $60 million loan. In connection with the closing of such loan, we paid the lender customary closing fees.

Other Relationships

Affiliates of certain of the underwriters, including Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Robert W. Baird & Co. Incorporated and Deutsche Bank Securities Inc., have performed investment banking, financial advisory and lending services for us and our affiliates from time-to-time, for which they have received customary compensation, and they may continue to do so in the future.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, any of which could adversely affect future trading prices of the Series A Preferred Shares offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

LEGAL MATTERS

Hogan Lovells US LLP will issue opinions to us regarding the validity of the issuance of our Series A Preferred Shares offered by this prospectus supplement and certain U.S. federal income tax matters. Certain legal matters for the underwriters will be passed upon by Clifford Chance US LLP. Clifford Chance US LLP may rely on the opinion of Hogan Lovells US LLP as to certain matters of Maryland law.

EXPERTS

The consolidated financial statements of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, including the schedule appearing therein, and the effectiveness of Chesapeake Lodging Trust’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The financial statements of the W Chicago City Center appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K/A dated July 26, 2011, have been audited by Ernst & Young LLP, as set forth in their report therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of NJA Hotel, LLC appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K filed on February 28, 2011 have been audited by Reznick Group, P.C., an independent accounting firm, as set forth in their report therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of WTCC City Center Mezz V, LLC as of December 31, 2010 and 2009, and for the years then ended, appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K/A filed on December 19, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by the accompanying prospectus. Such prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by such prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 24, 2012, including the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2012 that are incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 9, 2012;

•	our Current Reports on Form 8-K filed with the SEC on March 1, 2012 and May 30, 2012; and

•

our Current Report on Form 8-K filed with the SEC on February 28, 2011, and our Current Reports on Form 8-K/A filed with the SEC on July 26, 2011, December 19, 2011 and July 10, 2012 (in each case, only to the extent of the information filed pursuant to Item 9.01 therein).

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K except to the extent set forth above. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS

PROSPECTUS

$500,000,000

CHESAPEAKE LODGING TRUST

Preferred Shares, Common Shares,

Warrants, Rights and Units

Under this prospectus, we may offer, from time to time, in one or more series or classes, up to $500,000,000 of the following securities:

•	our common shares of beneficial interest, or common shares;

•	our preferred shares of beneficial interest, or preferred shares;

•	warrants exercisable for our common shares or preferred shares;

•	rights to purchase our common shares; and

•	any combination of the foregoing as units.

This prospectus describes some of the general terms that may apply to the securities. Each time that we offer securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated in this prospectus.

We may offer and sell the securities to or through one or more underwriters or dealers, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “CHSP.” On February 25, 2011, the closing price of our common shares on the NYSE was $18.60.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” on page 5 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2011

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings for up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time that we offer securities under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. We also may authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained in this prospectus or in the documents that we have incorporated by reference in this prospectus. You should carefully read this prospectus, the prospectus supplement and any free writing prospectus, together with the information incorporated by reference in this prospectus, before deciding to invest in our securities.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement or such free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as described under “Where You Can Find More Information.”

When used in this prospectus, except where the context otherwise requires, the terms “we”, “our”, “us” and “the Company” refer to Chesapeake Lodging Trust and, where appropriate, its subsidiaries.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, including Marriott International, Inc., Hilton Worldwide, Hyatt Hotels Corporation and Starwood (M) International, Inc. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the “trademark owners,” is an issuer or underwriter of the securities being offered hereby, plays (or will play) any role in the offer or sale of our securities or has any responsibility for the creation or contents of this prospectus or any supplement. In addition, none of the trademark owners has or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained or incorporated by reference in this prospectus or any supplement or otherwise disseminated in connection with the offer or sale of the securities offered. You must understand that, if you purchase our securities in any offering made pursuant to this prospectus or any supplement, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the securities and the operation of our business will be against us (and/or, as may be applicable, the seller of such shares) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

ii

SUMMARY

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated by reference. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference carefully, especially the matters discussed in “Risk Factors.”

Overview

We are a self-advised real estate investment trust (REIT) focusing our investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, in premium select-service and extended-stay hotels in urban settings or unique locations in the United States. As of the date of this prospectus, we own five hotel properties with aggregate purchase prices of approximately $403.3 million:

•	the 498-room Hyatt Regency Boston located in Boston, Massachusetts;

•	the 188-room Hilton Checkers Los Angeles located in Los Angeles, California;

•	the 153-room Courtyard Anaheim at Disneyland Resort located in Anaheim, California;

•	the 430-room Boston Marriott Newton located in Newton, Massachusetts; and

•	the 360-room Le Meridien San Francisco located in San Francisco, California.

In addition, we have entered into definitive agreements to acquire the 195-room Homewood Suites Seattle Convention Center located in Seattle, Washington for a purchase price of $53.0 million and the 204-room Courtyard Washington Capitol Hill/Navy Yard located in Washington, D.C. for a purchase price of $68.0 million. The definitive agreements contain customary conditions to closing, and we cannot assure you if or when we will complete the acquisitions.

Industry

Historically, the lodging industry in the United States has been cyclical in nature. Generally, lodging industry performance correlates with macroeconomic conditions in the United States Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which affect levels of business and leisure travel. Recovery in lodging demand has generally lagged improvement in the overall economy. In addition to general economic and local market conditions, new hotel room supply has the potential to further exacerbate the negative impact of an economic recession. Lodging supply growth is typically driven by overall lodging demand, as extended periods of strong demand growth tend to encourage new hotel development. However, the rate of supply growth is also influenced by a number of additional factors, including availability and cost of capital, construction costs and local market considerations.

Beginning in 2008, the U.S. lodging industry experienced a significant downturn due to a decline in consumer and business spending as a result of the weakness in the global economy, particularly the turmoil in the credit markets, erosion of consumer confidence and increasing unemployment. As a result, lodging demand from both leisure and business travelers decreased significantly in 2008 and 2009, with 2009 marking the greatest decline over the 22-year period that Smith Travel Research has tracked the lodging industry. This decreased demand for hotel rooms, together with modest increases in hotel room supply in 2008 and 2009 due to the completion of hotel properties under development before the global recession, resulted in declines in occupancy and reductions in room rates as hotels competed more aggressively for guests. These events have had a substantial negative impact on revenue per available room, or RevPAR. According to Smith Travel Research, Inc., a leading source of lodging industry information, RevPAR declined 16.7% in 2009, the largest decline recorded since they began tracking the U.S. lodging industry 22 years ago, and a significantly larger decline than the two most recent lodging industry downturns in 1991 and 2001-2002, which are considered two of the worst periods in modern U.S. lodging industry history.

Throughout 2010, we saw progressive trends of improved fundamentals in the U.S. lodging industry. In the first quarter of 2010, fundamentals in the U.S. lodging industry began showing trends of improvement with demand for rooms increasing in almost all of the major markets, as general economic indicators began to experience improvement. With lodging demand increasing, pricing power began to return in the second quarter of 2010 in a few of the major leading markets such as New York, NY, Boston, MA, and Washington, D.C., with gains in average daily rate, or ADR, for the first time since the economic recession started. These positive trends continued, strengthened and expanded to other markets during the third and fourth quarters of 2010. RevPAR increased 5.5% in 2010 as compared to 2009, as reported by Smith Travel Research, which was stronger than had been anticipated in the industry. For 2011, we expect an even greater increase in RevPAR, which we believe will be led primarily by gains in ADR resulting from shifts in business mix and rate negotiations as occupancy levels have stabilized. Furthermore, with supply of available rooms expected to rise at a significantly slower pace over the next several years than during 2006-2008, we expect these meaningful growth trends to be supported for several years to come.

Market opportunity

We believe the next several years will present opportunities to acquire hotels at prices below replacement costs, with attractive yields and significant upside potential. From 2003 to 2008, pricing of hotel properties in the United States appreciated well in excess of the properties’ underlying performance, primarily driven by record levels of debt financing. From 2008 through early 2010, a significant correction in the price of hotel properties occurred, primarily as a result of the impact of the economic downturn on the lodging industry. In addition during this period, due to the widely publicized credit crisis, the market for commercial mortgage backed securities, or CMBS, was virtually closed, and many traditional real estate lenders, such as national and regional banks and insurance companies, saw their balance sheets impaired, which resulted in a severe contraction in available debt financing for hotel properties.

We believe the combined effects of the severe decline in hotel operating performance, the limited availability of debt financing from traditional real estate lenders, and the decline in hotel property valuations from 2007 levels (in some cases below current debt balances), will yield increased levels of foreclosures, restructurings and distressed hotel asset sales from a range of sellers, including national and regional banks, insurance companies, private equity funds, real estate mezzanine debt investors, hotel owners and CMBS special servicers. We believe this will continue to create opportunities for well-capitalized and qualified buyers to acquire high-quality hotel properties at discounts to replacement cost, with substantial appreciation potential if and to the extent the U.S. economy recovers.

Our strategy

We believe the following investment criteria and strategy promote the growth of our company and our ability to deliver strong total returns to our shareholders:

External growth. We focus our investments primarily in upper-upscale hotel properties in major business and convention markets and, on a selective basis, in premium select-service and extended-stay hotel properties in urban settings or unique locations in the United States. We believe these types of hotel properties currently offer the opportunity for stronger returns than hotel properties in other segments of the industry due to increasing lodging demand, particularly among business travelers, given the resumption in growth of the U.S. economy in 2010.

We pursue investment opportunities primarily in upper-upscale hotel properties operating under national franchise brands, with which our executive officers have existing relationships, such as Hyatt®, Hyatt Regency®,

Hilton®, Marriott®, Renaissance®, Sheraton® and Westin®. In some instances, we may also invest in premium select-service and extended-stay brands, such as Hyatt Place®, Courtyard by Marriott®, Hilton Garden Inn®, Homewood Suites by Hilton®, and Residence Inn by Marriott® or boutique hotels (unbranded) located in urban settings or unique locations. We focus on acquisitions that will strengthen the overall quality of our portfolio and further diversify the portfolio by market, customer type and brand.

We seek to acquire primarily hotel properties that meet the following investment criteria:

•	Strong location: hotel properties located in high barrier to entry markets in the top 25 U.S. Metropolitan Statistical Areas, in close proximity to major market demand generators;

•	Market leaders: hotel properties that are proven leaders in market share, setting the rates in the market and providing superior meeting space, services or amenities; and

•	Good condition: hotel properties that are well-maintained, as determined based on our review of third party property condition reports and other data obtained during our due diligence process.

Additionally, we pursue opportunities for:

•

Re-branding: we evaluate opportunities to re-brand certain hotels by determining which brands are available in the market, seeking to quantify the potential improvement in revenue generation and profitability and undertaking a cost/benefit analysis of investing capital to bring the property into compliance with the standards of the selected brand. We analyze these opportunities by reviewing the revenue data of the local competitive set of hotels that are branded most similar to the proposed new brand for the property, which data we obtain from a third party, Smith Travel Research. Based on this data, we project the expected revenue for the property with the new brand and use hotel industry standards for profit margins to calculate potential profits. These additional profits are then compared to the expected capital costs for the brand conversion to calculate a return on investment, which we use to determine whether it is in our shareholders’ interests to undertake the re-branding project.

•

Renovation: we consider properties that are in prime locations and are structurally sound, but have been neglected and can be purchased at attractive prices and renovated and reintroduced into the market at a cost significantly lower than what would have been spent to acquire a stabilized property or to develop a new hotel of similar quality. To assess whether to renovate a hotel property, we compare the quality and conditions of the physical property and facilities of a target property to a local competitive set of hotels and then estimate renovation costs to upgrade the property to a competitive quality standard based on its local market. If the purchase price and projected renovation costs are lower than the projected cost to acquire a comparable property of similar quality or the costs to develop a new property, it could be an attractive acquisition and renovation opportunity.

•

New hotel property management: we investigate hotel management at underperforming properties to assess whether we can realize strong returns on our investment by acquiring the properties at an attractive price and replace the property’s manager with more highly qualified hotel managers. As part of our diligence efforts, we assess this potential through a review of the operating performance of the property and comparison with its local competitive set and industry standards. It could be indicative of poor management if based on this review the property underperforms or it is our belief that it could perform better.

Internal growth. We aggressively asset manage our hotel properties by employing value-added strategies (such as re-branding, renovating or changing hotel management) designed to improve the operating performance and value of our hotels. We do not operate our hotel properties, but engage reputable independent or brand management companies to operate our hotels. We structure our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our managers: (1) implement an approved business and marketing plan; (2) implement a disciplined capital expenditure program; and (3) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

Our structure

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., a Delaware limited partnership, which is our operating partnership. In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income test required for REIT qualification, we cannot directly operate any of our hotels. Accordingly, we lease each of our hotels to a taxable REIT subsidiary, or TRS, which is subject to corporate level income taxes. Our TRS is indirectly wholly owned by our operating partnership, which is wholly owned by us and one of our subsidiaries. Our TRS pays rent to us that can qualify as “rents from real property,” provided that the TRS engages an “eligible independent contractor” to manage our hotels.

The following chart shows the current structure of our company:

Corporate information

We were organized on June 12, 2009 as a Maryland real estate investment trust under the name Crown Hospitality Trust, and we changed our name to Chesapeake Lodging Trust, effective September 23, 2009. We intend to elect to and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ended December 31, 2010. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their taxable income (excluding net capital gains). If we qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our ordinary income or net capital gain that is currently distributed to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain U.S., state and local taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income and certain other categories of income, and our TRS is a fully taxable corporation, subject to U.S. federal, state, and local taxes on its income.

Our corporate offices are located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, MD 21401. Our telephone number is (410) 972-4140. We maintain a website at www.chesapeakelodgingtrust.com. Our reference to our website is intended to be an inactive textual reference only. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties affecting us and our securities incorporated in this prospectus by reference to our 2010 Annual Report on Form 10-K, the other information contained or incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. As a result of these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our 2010 Annual Report on Form 10-K filed with the SEC on February 16, 2011 as well as other sections included or incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	our ability to qualify and maintain qualification as a REIT;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	actions and initiatives of the U.S. government, changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	changes in our industry and the market in which we operate, interest rates or the general U.S. or international economy;

•	economic trends and economic recoveries; and

•	the degree and nature of our competition.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus and the documents incorporated by reference also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

USE OF PROCEEDS

Unless otherwise described in the applicable supplement to this prospectus used to offer specific securities, we intend to use the proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the funding of future lodging-related investments, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities consistent with maintaining our qualification as a REIT.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the period shown (in thousands, except ratio amount):

	Year Ended December 31, 2010
Loss before income taxes	$(1,257)
Add:
Interest expense (including amortization of capitalized interest)	2,344
Portion of rental expense representing interest	8

Total earnings	$1,095

Fixed charges and preferred share dividends:
Interest expense (including capitalized interest)	$2,344
Portion of rental expense representing interest	8
Preferred share dividends	—

Total fixed charges and preferred share dividends	$2,352

Ratio of earnings to combined fixed charges and preferred share dividends	(a	)

(a)	Earnings did not cover fixed charges and preferred share dividends by $1,257.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common shares, preferred shares, warrants, rights and units that we may offer from time to time. As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is a summary of the material terms of our common and preferred shares of beneficial interest. The discussion that follows is based in part on the terms of our declaration of trust and bylaws, as well as applicable provisions of Maryland law. All references to the declaration of trust and bylaws are to the amended versions, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Common Shares of Beneficial Interest

General Information

We are authorized to issue up to 400,000,000 common shares of beneficial interest, par value $0.01 per share. As of February 15, 2011, there were 18,608,829 common shares issued and outstanding. All of our outstanding common shares are, and all common shares that we may offer by this prospectus and any prospectus supplement will be when issued, fully paid and nonassessable.

Holders of our common shares are entitled to receive dividends when, as and if declared by our board of trustees, out of funds legally available for distribution. If we were to liquidate, dissolve or wind up our affairs, holders of our common shares would be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares. Holders of our common shares have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date.

The holders of our common shares are entitled to cast one vote for each share on all matters presented to our shareholders for a vote.

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares which we may designate and issue in the future. For instance, if we were to fail to pay dividends on any outstanding preferred shares of beneficial interest, we expect that we generally would be prohibited from paying dividends on or repurchasing our common shares.

Certain Provisions of Maryland Law, Our Declaration of Trust and Bylaws Affecting Our Common Shares

Number of Trustees; Filling of Vacancies on Our Board

Our declaration of trust and bylaws provide that the number of our trustees is established by a vote of a majority of the members of our board of trustees. We currently have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Removal of trustees

Our declaration of trust and bylaws provide that, subject to the rights of holders of one or more classes or series of preferred shares, if any, that may be issued in the future to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through gross negligence, willful misconduct, bad faith or active and deliberate dishonesty. This provision, together with the provision of our bylaws described above which provides that our board has the exclusive power to fill vacancies on the board, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our board of trustees has adopted a resolution opting us out of the business combinations provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by passing a subsequent resolution. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•

an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder.

However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•

two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this bylaw provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, Amendment of Declaration of Trust or Bylaws

Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. In our declaration of trust, we have set the vote required to approve most amendments of our declaration of trust and mergers required to be submitted to our shareholders at a majority of all votes entitled to be cast on the matter. In addition, under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time-to-time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law or in any manner in which the charter of a Maryland corporation may be amended without shareholder approval. Our board of trustees has the exclusive power to amend or repeal any provision of our bylaws and to make new bylaws.

Action by Written Consent

Our declaration of trust provides that any action required or permitted to be taken by the shareholders may not be taken without a meeting by less than unanimous written consent of our shareholders.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit actually received; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee/officer that was material to the cause of action adjudicated.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to pay and advance reasonable expenses to any of our present or former trustees or officers or any individual who, while a trustee or officer, and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise against any claim or liability arising by reason of service in such capacity.

Consistent with Maryland law, we are required to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount advanced if the standard of conduct is not met.

We have entered into indemnification agreements with our trustees and our officers providing for procedures for indemnification by us to the fullest extent permitted by law, and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of our board of trustees, by the chairman of our board of trustees, our chief executive officer or our president, or by our secretary upon written request of the holders of at least a majority of our outstanding shares entitled to vote at the meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•

by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. These advance notice provisions may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Appraisal Rights

As permitted by Maryland law, our declaration of trust contains a provision that denies our shareholders appraisal rights in connection with any merger, consolidation or other business combination transaction.

Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the inability of our shareholders to remove incumbent trustees other than for cause, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. Maryland law permits our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have and to take, or refrain from taking, certain other actions without those decisions being subject to any heightened standard of conduct or standard of review as such decisions may be subject in certain other jurisdictions.

Listing

Our common shares are listed on the NYSE under the symbol “CHSP.”

Transfer agent and registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Preferred Shares of Beneficial Interest

We are authorized to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of the date of this prospectus, no preferred shares were issued and outstanding.

Our declaration of trust provides that preferred shares may be issued from time-to-time in one or more series and gives our board of trustees broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred shares. Holders of preferred shares will have no preemptive rights. The preferred shares that we may offer by this prospectus and any prospectus supplement will be, when issued, fully paid and nonassessable.

The rights, preferences, privileges and restrictions of each series of preferred shares will be fixed by articles supplementary relating to the series. We will describe the specific terms of the particular series of preferred shares in the prospectus supplement relating to that series, which terms will include:

•	the designation and par value of the preferred shares;

•	the voting rights, if any, of the preferred shares;

•	the number of preferred shares offered, the liquidation preference per preferred share and the offering price of the preferred shares;

•	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred shares;

•	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the preferred shares will cumulate;

•	the procedures for any auction and remarketing for the preferred shares, if applicable;

•	the provision for a sinking fund, if any, for the preferred shares;

•	the provision for, and any restriction on, redemption, if applicable, of the preferred shares;

•	the provision for, and any restriction on, repurchase, if applicable, of the preferred shares;

•	the terms and provisions, if any, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner or calculation) and conversion period;

•	the terms under which the rights of the preferred shares may be modified, if applicable;

•	the relative ranking and preferences of the preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitation on issuance of any other series of preferred shares, including any series of preferred shares ranking senior to or on parity with the series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any listing of the preferred shares on any securities exchange;

•	if appropriate, a discussion of any additional material U.S. federal income tax considerations applicable to the preferred shares;

•

information with respect to the transfer agent, paying agent and registrar for the preferred shares, and any additional or modified book-entry procedures to those described under “Book-entry Securities” below, if applicable;

•	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the preferred shares; and

•	any additional rights, preferences, privileges or restrictions of the preferred shares.

Power to Reclassify Shares and Issue Additional Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time-to-time in one or more series, as authorized by the board of trustees. Prior to issuance of any classified or reclassified shares of a particular class or series, our board of trustees is required by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, which we refer to as the Maryland REIT law, and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.

Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest

To qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Under the rules applicable to REITs, corporations are not considered “individuals” for purposes of this test. These requirements need not be satisfied during our first initial tax year as a REIT, but must be satisfied every year thereafter.

To maintain our qualification as a REIT, our declaration of trust includes restrictions on the number of our shares that a person may own. The declaration of trust provides:

•

no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding common shares of any class or series;

•

no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding preferred shares of any class or series;

•

no person (as defined in the declaration of trust) shall actually or beneficially own our shares to the extent that such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT at any time;

•	no person (as defined in the declaration of trust) shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time;

•

no person may own our shares if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules; and

•	no person may own our shares if such ownership would result in our failing to qualify as a REIT for U.S. federal income tax purposes.

Under the declaration of trust, the board of trustees, in its sole and absolute discretion, may exempt a shareholder that is not an individual from the 9.8% ownership limit for common shares and the 9.8% ownership limit for preferred shares, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its reasonable discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT. Our board of trustees has granted in the past, and may grant in the future, ownership waivers.

In addition, our board of trustees from time-to-time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

Any person who acquires or attempts or intends to acquire actual or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our qualification as a REIT. If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person (referred to as a prohibited owner) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

Any certificates we may issue representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares, including common shares, is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the name of the rights agent and a description of the rights agreement;

•	whether the warrants will be listed on any securities exchange;

•	whether the warrants will be issued in fully registered or global form;

•	a discussion of material U.S. federal income tax considerations associated with the warrants or their exercise or transfer; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any warrants we may issue. The prospectus supplement related to the offering of any warrants will specify any additional ownership limitation relating to the warrants being offered thereby.

DESCRIPTION OF RIGHTS

We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into by us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	the name of the rights agent and a description of the rights agreement;

•	a discussion of material U.S. federal income tax considerations associated with the rights or their exercise or transfer;

•	whether the rights will be listed on any securities exchange;

•	whether the rights will be issued in fully registered or global form; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any rights we may issue. The prospectus supplement related to the offering of any rights will specify any additional ownership limitation relating to the rights being offered thereby.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of two or more securities described in this prospectus. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe the specific terms of a series of units and the applicable unit agreement to be entered into between us and a bank or trust company, as unit agent, in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the SEC in connection with the offering and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the aggregate number of, and the price at which we will issue, the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form;

•	the name of the unit agent and a description of the terms of the unit agreement;

•	a discussion of material U.S. federal income tax considerations associated with the units or their exercise or transfer;

•	whether the units will be listed on any securities exchange; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, in order to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any units we may issue. The prospectus supplement related to the offering of any units will specify any additional ownership limitation relating to the units being offered thereby.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, except if the book-entry system is unavailable for any reason, which means that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary, or by a nominee of such depositary to such depositary or another nominee of such depositary, or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and trustees or any paying agent, rights agent, warrant agent, units agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depositary for a series of securities at any time is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we, at any time and in our sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Chesapeake Lodging, L.P. See “Where You Can Find More Information.”

Management

Our operating partnership is organized as a Delaware limited partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the operating partnership’s line of business and distribution policies. As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and there are no limited partners other than us.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partner interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless, in the case of any merger (including a triangular merger), consolidation or other combination with or into another person, either (1) following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders, or (2)(i) we receive the consent of limited partners holding more than 50% of the partnership units of the limited partners (including those held by our company or its subsidiaries), (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of such partnership units, and (iii) as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common shares are listed.

Capital Contribution

The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events, such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	be prohibited under the restrictions on ownership or transfer of our common shares in our declaration of trust;

•	be prohibited under applicable federal or state securities laws or regulations;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•

cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any U.S. federal income or excise tax liability imposed by the Internal Revenue Code (other than any U.S. federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally pays all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws and regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and is not treated as a separate entity for U.S. federal income tax purposes. Accordingly, all profits and losses of the operating partnership will be allocated to us. Upon the issuance of any units in our operating partnership to another partner, profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Internal Revenue Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with the offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal as the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Our operating partnership is not currently treated as a separate entity for U.S. federal income tax purposes. Upon the issuance of any units in our operating partnership to another partner, our partnership agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the operating partnership.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades; and

•	to investors directly in negotiated sales or in competitively bid transactions.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders or other security holders. In some cases, we or dealers acting with us or on our behalf also may purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities, including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We also may loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sales Through Underwriters

If we use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for the solicitation of the contracts.

Direct Sales

We may sell offered securities directly as principal for our own account, without involving any underwriters or agents.

Rights Offerings

If we offer securities in a subscription rights offering to our existing shareholders or other security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sales Through the Internet

From time to time, we may offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may use the Internet or another electronic bidding or ordering system for the pricing and allocation of the securities. Such a system may allow bidders to participate directly, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, pro-rated or rejected. Other pricing methods also may be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may use such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of the offering procedures.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of securities for which such broker-dealers, agents or underwriters may act as agents or to which they may sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution might be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

To facilitate the offering of securities under this prospectus or an applicable prospectus supplement, some persons participating in the offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities during and after the offering of the securities. Specifically, if the applicable prospectus supplement permits, the underwriters of the securities may over-allot or otherwise create a short position in the securities for their own account by selling more of the securities than we have sold to them and may elect to cover any such short position by purchasing the securities in the open market.

In addition, the underwriters may stabilize or maintain the price of the securities by bidding for or purchasing the securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid also may affect the price of securities to the extent that it discourages resales of the securities. We make no representation as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

To comply with the securities laws of some states and other jurisdictions, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states and other jurisdictions, the securities may not be sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date before the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us or one or more of the agents or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent to dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our web site or the web site of any agent or dealer and any information contained in any other web site maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the web site maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus also may be used in connection with any issuance of common shares or preferred shares upon exercise of a warrant if such an issuance is not exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain U.S. federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report on Form 10-K for the year ended December 31, 2010, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. The financial statements of Le Meridien San Francisco appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K/A dated February 7, 2011, have been audited by Ernst & Young LLP, as set forth in their report therein and incorporated by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of NJA Hotel, LLC appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K filed February 28, 2011 have been audited by Reznick Group, P.C., as set forth in their report therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 16, 2011;

•

our Current Reports on Form 8-K filed with the SEC on January 24, 2011, February 2, 2011, February 7, 2011 (amending our Form 8-K originally filed on December 15, 2010), February 16, 2011, and February 28, 2011; and

•

our Registration Statement on Form 8-A (File No. 001-34572) filed with the SEC on December 4, 2009, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-162184), and all reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

                Shares

Chesapeake Lodging Trust

    % Series A Cumulative Redeemable Preferred Shares

(Liquidation Preference $25 Per Share)

PROSPECTUS SUPPLEMENT

                    , 2012

Wells Fargo Securities

J.P. Morgan

RBC Capital Markets

Baird

Deutsche Bank Securities